Exhibit 10.39
Sale and Purchase
Agreement
Border Group, Inc.
A&R Whitcoulls Group Holdings Pty Limited
Spine Newco (NZ) Limited
Spine Newco Pty Limited
Baker & McKenzie
Solicitors
Email: maria.pawelek@bakernet.com
Email: john.balazs@bakernet.com
SYDNEY NSW 2000

Schedules

SCHEDULE 1
Part 1: Details of Borders Australia	30
Part 2: Details of Borders NZ	32
Part 3: Details of Borders Singapore	33
SCHEDULE 2
Completion	34
Part 1: Seller’s Delivery Obligations at Completion	34
Part 2: Seller’s Other Obligations at Completion	36
Part 3: First Purchasers’ Obligations at Completion	37
SCHEDULE 3
Post-Completion Obligations	38
SCHEDULE 4
Warranties	39
SCHEDULE 5
Limitations on Liability	42
SCHEDULE 6
Limitations on liability under Tax Indemnity	45

SCHEDULE 7
Insurance	47
SCHEDULE 8
Properties	48
Part 1: Australian Borders Stores	48
Part 2: New Zealand Borders Stores	48
Part 3: Singapore Borders Stores	49
SCHEDULE 9
Completion Accounts Principles	50
ANNEXURE 1
Data Room Index	3

DATE:
PARTIES:
(1)	BORDERS GROUP, INC., a company incorporated under the laws of Michigan, United States of America and having its registered office at 100 Phoenix Drive, Ann Arbor, Michigan 48108, United States of America (the “Seller”);

(2)	A&R Whitcoulls Group Holdings Pty Limited , a company incorporated under the laws of Australia ACN 108 801 127 of Level 14, 379, Collins Street, Melbourne, Victoria, 3000, Australia (“ARW”);

(3)	SPINE NEWCO PTY LIMITED, a company incorporated under the laws of Australia ACN 127 667 314 and having its registered office at Level 31, 126 Phillip Street, Sydney, NSW 2000 (the “First Purchaser”).

(4)	SPINE NEWCO (NZ) LIMITED, a company incorporated under the laws of New Zealand NZ Company Number 2010994 and having its registered office at C/o Quigg Partners, Level 7, 28 Brandon Street Wellington (the “Second Purchaser”).

(First Purchaser and Second Purchaser being each a “Purchaser” and collectively the “Purchasers’)
RECITALS:
(A)	The Seller has agreed to sell and the First Purchaser has agreed to purchase the Australian Sale Shares and the Singapore Shares on the terms set out in this Agreement.

(B)	The Seller has agreed to sell and the Second Purchaser has agreed to purchase the NZ Shares on the terms set out in this Agreement.
IT IS AGREED as follows:
1. INTERPRETATION
1.1	Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

“Accounts Date” means 2 February 2008;

“Accounts” means for each member of the Group:
(a)	the unaudited statement of financial position as at the Accounts Date;

(b)	the unaudited statement of financial performance and statement of cash flows in respect of the 12 month period ending on the Accounts Date;

(c)	all statements, reports and notes attached to or intended to be read with the statement of performance, statement of financial position or statement of cash flows; and

(d)	all directors’ declarations (if any) about those financial statements;

“Actual Store Contribution” means the aggregate of;
(a)	the store EBITDA contribution for Borders Singapore for the 12 months between 2 February 2008 and 31 January 2009 calculated in the manner set out in the line item entitled “Total Store EBITDA contribution” in the worksheet labelled “Summary” in document 00.04.42 in the Data Room and will exclude any items which are unusual in nature or one-off (e.g. cost associated with the transaction contemplated by this Agreement and the Transaction Documents or costs associated with integrating the businesses operated by ARW and the Group) and will be prepared in a manner consistent with the accounting practices historically used for the preparation of management accounts of the Business and development of the business plan for Borders Singapore;

(b)	the store EBITDA contribution for Borders Australia (excluding the financial impact due to the renewal of the Skygarden (Sydney CBD) Lease) and Borders NZ for the 12 months between 2 February 2008 and 31 January 2009 calculated in the manner set out in the line item entitled “Store EBITDA contribution” in the worksheet labelled “Summary” in documents 04.02.55 and 0.4.02.65 in the Data Room and will exclude any items which are unusual in nature or one-off (e.g. cost associated with the transaction contemplated by this Agreement and the Transaction Documents or costs associated with integrating the businesses operated by ARW and the Group) and will be prepared in a manner consistent with the accounting practices historically used for the preparation of management accounts of the Business and development of the business plan for Borders Australia and Borders NZ; and

(c)	a proforma EBITDA contribution (using the same methodology set out in paragraphs (a) and (b) above and using forecast amounts) for any Borders Australia, Borders NZ and Borders Singapore store existing as at the date of this Agreement which is closed following a resolution by the board of directors of ARW or its Related Body Corporate for reasons other than those outside the control of ARW, its Related Bodies Corporate or the Purchasers;
“Adjustment Note” means:
(a)	with respect to Australia an adjustment note for the purposes of the A New Tax System (Goods and Services Tax) Act 1999 (Cth); and

(b)	with respect to New Zealand means a credit or debit note (as the case may be) for the purposes of the Goods and Services Tax Act 1985 (NZ); and

(c)	with respect to Singapore such document (if any) that may serve as an adjustment note, a credit note or a debit note (as the case may be)an adjustment note for the purposes of the Goods and Services Act, Chapter 117A of Singapore;
“Advisers” means, in relation to an entity, its legal, financial and other expert advisers;
“Aggregate Consideration” has the meaning attributed in clause 3.1;
“Agreement” means this Sale and Purchase Agreement;
“ANZ” means Australia and New Zealand Banking Group Limited and ANZ Banking Group (New Zealand) Ltd;
“ASC Dispute Notice” means a notice in accordance with clause 3.8(b);

“ASC Expert” means an independent firm of chartered accountants selected under clause 3.8(d);
“Auditor” means Deloitte Touche Tohmatsu;
“Australian Accounting Standards” means for Borders Australia:
(a)	the accounting standards applicable for the purposes of the Corporations Act;

(b)	the requirements of the Corporations Act for the preparation and content of financial statements, directors’ reports and auditor’s reports; and

(c)	the generally accepted and consistently applied accounting principles and practices in Australia, except those inconsistent with the standards or requirements referred to in paragraphs (a) or (b);
“Australian Shares” means shares in the capital of Borders Australia as shown in part 1 of Schedule 1;
“Australian Sale Shares” means the number of shares in the capital of Borders Australia set out in part 1 of Schedule 1;
“Bank Guarantee” means the bank guarantee procured by the Purchasers in favour of the Seller for the amount of the Cash Consideration;
“Borders Australia” means Borders Australia Pty Limited, a private company limited by shares and incorporated in Australia, short particulars of which are set out in part 1 of Schedule 1;
“Borders NZ” means Borders New Zealand Limited, a private company limited by shares and incorporated in New Zealand, short particulars of which are set out in part 2 of Schedule 1;
“Borders Singapore” means Borders Pte. Ltd, a private company limited by shares and incorporated in Singapore, short particulars of which are set out in part 3 of Schedule 1;
“Business” means the Australian, New Zealand and Singaporean operations of the business carried on by Borders Australia, Borders NZ and Borders Singapore as at Completion, including the selling of books, periodicals, sidelines, CDs and DVDs;
“Business Contract” means all agreements including Leases to which a member of the Group is a party;
“Business Day” means a day (excluding Saturday) on which banks generally are open in Ann Arbor, Michigan, Sydney, Auckland and Singapore for the transaction of normal banking business;
“Cash Consideration” means $95,000,000;
“Claim” means any claim, demand or cause of action (whether based in contract, tort or statute, or otherwise arising) in respect of this Agreement or any part of it (including but not limited to claims under the Seller’s Warranties and the Purchasers’ Warranties (as the case may be) or relating to the Sale Shares;
“Competing Business” has the meaning attributed in clause 8.1(a);

“Completion” means completion of the sale and purchase of the Australian Sale Shares, the NZ Shares and the Singapore Shares in accordance with clause 5;
“Completion Accounts” means a written statement setting out the Completion Balance Sheet and the calculations made in determining the balance sheets, in accordance with the Completion Accounts Principles;
“Completion Accounts Principles” means the accounting principles and adjustments set out in Schedule 9;
“Completion Balance Sheet ” means the adjusted balance sheet for the Group as at the Completion Date, prepared in accordance with Schedule 9;
“Completion Date” means the date that is 5 days following the date of this Agreement provided if such date is not a Business Day, then the immediately following Business Day or such other date as the Seller and the Purchasers may agree in writing;
“Completion Net Asset Amount” means the amount of “Total Assets” less “Total Liabilities” (using the amounts corresponding to each of those line items) as set out in the Completion Balance Sheet;
“Confidentiality Letter” means the confidentiality letter from the Seller to ARW dated 31 July 2007;
“Corporations Act” means the Corporations Act 2001 (Cth);
“Data Room” means the written material made available by or on behalf of the Seller (directly or via the Seller’s advisers) for the purpose of due diligence by ARW, including, without limitation all written answers provided to questions asked by the Purchasers or their advisers or representatives, the index of which is annexed to this Agreement as Annexure 1;
“Directors” means the persons listed as directors of Borders Australia, Borders NZ and Borders Singapore in parts 1, 2 and 3 of Schedule 1;
“Dispute Notice” means a notice in accordance with clause 6.4(b);
“Dollars” and “$” means the lawful currency of Australia;
“Deferred Consideration” means the aggregate of the First Tranche Deferred Consideration and the Second Tranche Consideration;
“Encumbrances” means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement in favour of any person;
“Expert” means an independent firm of chartered accountants selected under clause 6.4(d);
“Financial Year” shall be construed in accordance with section 323D of the Corporations Act, including in relation to Borders NZ;
“First Tranche Deferred Consideration” means $5,000,000;
“Government Agency” means, whether foreign or domestic:
(a)	a government, whether federal, state, territorial or local;

(b)	a department, office or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board, or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not;
“Group” means Borders Australia, Borders NZ and Borders Singapore and “member of the Group” or “Group Company” shall be construed accordingly;
“GST” with respect to Australia has the meaning given to it in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any like tax and with respect to New Zealand or Singapore means the tax payable pursuant to the Goods and Services Tax Act 1985 (NZ) and the Goods and Services Tax Act, Chapter 117A of Singapore respectively and any like tax;
“Indebtedness” means, in respect of any company, any borrowing or indebtedness in the nature of borrowing;
“Interest Rate” means 10% per annum;
“Intra-Group Guarantees” means the following guarantees, indemnities and counter-indemnities given by any member of the Seller’s Group:
(a)	Auckland Lease; guarantee provided by the Seller in favour of Sky City Metro Limited;

(b)	Bondi Junction Lease; guarantee provided by the Seller in favour of Perpetual Trustee Company Limited and Perpetual Trustees Victoria Limited;

(c)	Hornsby Lease; guarantee provided by the Seller in favour of Perpetual Trustees W.A. Limited;

(d)	South Yarra Lease; guarantee provided by the Seller in favour of National Mutual Trustees Limited; and

(e)	ANZ facilities; the corporate guarantee and indemnity dated 23 May 2006 provided by the Seller in favour of the ANZ;
“Intra-Group Indebtedness” means all Indebtedness outstanding between any member of the Group and any member of the Seller’s Group (other than Intra-Group Trading Indebtedness);
“Intra-Group Purchases” means any transaction, contract or arrangement entered into between any member of the Group and any member of the Seller’s Group in respect of intra-group purchasing activities of the type contemplated under the Purchasing Agreement;
“Intra-Group Trading Indebtedness” means sums owing between any member of the Group and any member of the Seller’s Group in respect of Intra-Group Purchases which sums have been incurred but which would not be due and payable to the Seller’s Group at Completion had the trading terms under the Purchasing Agreement been in place between the parties prior to Completion;
“Inventory Discount” means the discount that the Purchasers are to be provided in respect of stock purchases pursuant to the Purchasing Agreement;
“Law” means any statute, regulation, order, rule, subordinate legislation or other document enforceable under any statute, regulation, rule or subordinate legislation in either Australia, New Zealand or Singapore (as applicable);

“Leases” means the leases of real property held by the Group in respect of each of the Properties;
“Lease Guarantees” means the following bank guarantees, security deposits and letters of credit:
(a)	Albany Lease, bank guarantee provided in favour of Albany Shopping Centre Limited and Albany Shopping Centre (No 2) Limited in the amount of NZ$243,750;

(b)	Brisbane Lease, bank guarantee provided in favour of Haymarket’s Tivoli Theatres Pty Limited, in the amount of A$475,000;

(c)	Camberwell Lease, security deposit provided in favour of Tampir Pty Ltd, in the amount of A$151,250;

(d)	Carlton Lease, bank guarantee provided in favour of Lygon Court Pty Limited, in the amount of A$605,000;

(e)	Knox Lease, bank guarantee provided in favour of AMP Henderson Global Investors Limited, Knox City Shopping Centre Investments (No. 2) Pty Limited and SAS Trustees Corporation, in the amount of A$201,250;

(f)	Macquarie Lease, bank guarantee provided in favour of AMP Life Limited and AMP Asset Management Australia Limited, in the amount of A$405,000;

(g)	Christchurch Lease, a bank guarantee is provided in favour of Riccarton Shopping Centre (1997) Limited, in the amount of NZ$800,000;

(h)	Parkway Parade lease, a bank guarantee in favour of Prime Asset Holdings Limited in the amount of S$342,981.78; and

(i)	Orchard Road Leases, an aggregate security deposit in favour of Everbilt Developers Pte Ltd in the amount of S$1,349,400;
“Liability” means any Loss, liability, cost, expense, obligation, overhead, debt or damage (in each case whether known or unknown, actual, contingent or prospective) of any kind and however arising, including penalties, fines and interest, irrespective of when the acts, events or things which give rise to the liability occurred;
“Licence” means the deed relating to the license of the “Borders” brand in the agreed form;
“Licence Consideration” has the meaning attributed in clause 3.3(a)(iii);
“Losses” includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including taxation), disbursements or other liabilities in any case of any nature whatsoever;
“Management Accounts” means the unaudited management accounts of Borders Singapore, Borders Australia and Borders NZ prepared in accordance with US GAAP reflecting the accounting standards of the Seller for the months ended 29 February 2008, 31 March 2008 and 30 April 2008;
“NZ Accounting Standards” means for Borders NZ:
(a)	the accounting standards applicable for the purposes of the Companies Act 1993 and the Financial Reporting Act 1993;

(b)	the requirements of the Companies Act 1993 and the Financial Reporting Act 1993 for the preparation and content of financial statements, directors’ reports and auditors’ reports; and

(c)	the generally accepted and consistently applied accounting principles and practices in New Zealand, except those inconsistent with the standards or requirements referred to in paragraphs (a) or (b);
“NZ Share Consideration” has the meaning given in clause 3.3(a)(ii);
“NZ Shares” means the issued share capital of Borders NZ as shown in part 2 of Schedule 1;
“Officer” means, in relation to an entity, its directors, officers, employees;
“Orchard Road Leases” means the lease of retail space at #01-01 and #01-02 Wheelock Place dated 28 October 2005 between Everbilt Developers Pte. Ltd and Borders Singapore and the lease of licensed area at #01-K1, #01-K2 & #01-03 Wheelock Place dated 28 October 2005 between Everbilt Developers Pte. Ltd and Borders Singapore;
“Paperchase Business” means the business conducted from time to time by Paperchase Products Limited, a company incorporated in the United Kingdom;
“Properties” means the properties short particulars of which are set out in parts 1, 2 and 3 of Schedule 8;
“Purchaser Associate” means:
(a)	the Purchaser;

(b)	the Group Companies; and

(c)	any company or person (other than the Group Companies) that may be treated for the purposes of any Tax as being at any time after Completion either a member of the same group of companies as the Purchaser, Borders Australia, Borders NZ or Borders Singapore or otherwise associated with the Purchaser, Borders Australia, Borders NZ or Borders Singapore;
“Purchasers’ Group” means the group of companies comprising the Purchasers, any Related Body Corporate from time to time of the Purchaser (including, following Completion, any member of the Group) and “member of the Purchasers’ Group” shall be construed accordingly;
“Purchasers’ Relief” means any Relief available to the Purchasers’ Group, other than due to a Group Company becoming part of the Purchasers’ Group, that is used by a Group Company;
“Purchasers’ Solicitors” means Clayton Utz of 1 O’Connell Street, Sydney, NSW 2000;
“Purchasers’ Warranties” means the warranties given in Part 2 of Schedule 4;
“Purchasing Agreement” means the agreement relating to the supply of products from the Seller in the agreed form;
“Related Body Corporate ” has the same meaning as in section 50 of the Corporations Act;
“Related Party” means each of the following:
(a)	an entity that controls a Group Company;

(b)	a director of a Group Company;

(c)	a director of an entity that controls a Group Company;

(d)	if a Group Company is controlled by an entity that is not a body corporate - each of the persons making up the controlling entity;

(e)	spouses and defacto spouses of the persons referred to in paragraphs (b), (c) and (d);

(f)	parents and children of the persons referred to in paragraphs (b), (c), (d) and (e);

(g)	an entity controlled by a related party referred in paragraphs (a) to (f) unless the entity is also controlled by a Group Company;

(h)	an entity which was a related party of a Group Company of a kind described in paragraphs (a) to (g) at any time in the previous six months;

(i)	an entity which believes or has reasonable grounds to believe that it is likely to become a related party of a Group Company of a kind referred to in paragraphs (a) to (g) at any time in the future;

(j)	an entity which acts in concert with a related party of a Group Company on the understanding that the related party will receive a financial benefit if the Group Company gives the entity a financial benefit;
“Relief” means (without limitation) any relief, loss, allowance, credit, set off, deduction or exemption for any Tax purpose and any right to repayment of Tax and:
(a)	any reference to the use or set off of a Relief shall be construed accordingly and shall include use or set off in part; and

(b)	any reference to the loss of a Relief shall include the absence, non-existence or cancellation of any such Relief, or to such Relief being available only in a reduced amount;
“Repayment Amount” means the aggregate of such amounts as may be directed by the Seller in order to discharge Intra-Group Indebtedness in accordance with paragraph 9 of part 1 of Schedule 2 or to discharge Indebtedness in accordance with paragraph 16 of part 1 of Schedule 2;
“Representative” means, in relation to an entity:
(a)	each of the entity’s Related Bodies Corporate; and

(b)	each of the Officers and Advisers of the entity or any of its Related Bodies Corporate;
“Sale Shares” means the Australian Sale Shares, the NZ Shares and the Singapore Shares to be acquired by the Purchasers, details of which are set out in Schedule 1, together with all rights attaching to those shares as at Completion;
“Second Tranche Deferred Consideration” has the meaning given in clause 3.6(b);
“Seller Associate” means any Related Body Corporate of the Seller;
“Seller’s Group” means the group of companies comprising the Seller and any Related Body Corporate from time to time of the Seller but excluding each member of the Group and “member of the Seller’s Group” shall be construed accordingly;

“Seller’s Solicitors” means Baker & McKenzie of Level 27, 50 Bridge Street, Sydney, New South Wales, 2000;
“Seller’s Warranties” means the warranties given in Part 1 of Schedule 4;
“Seller’s Warranty Claim” means any Claim under the Seller’s Warranties;
“Singapore Accounting Standards” means for Borders Singapore
(c)	the accounting standards applicable for the purposes of the Companies Act (Chapter 50) of Singapore;

(d)	the Singapore Financial reporting Standards as prescribed from time to time by the Singapore Council on Corporate Disclosure and Governance; and

(e)	the generally accepted and consistently applied accounting principles and practices in Singapore except those inconsistent with the standards or requirements referred to in paragraphs (a) and (b);
“Singapore Domain Names” means the following domain names registered in the name of Borders Singapore:
(a)	borders.com.sg; and

(b)	bordersstores.com.sg.
“Singapore Shares” means the issued share capital of Borders Singapore as shown in part 3 of Schedule 1;
“Skygarden (Sydney CBD) Lease” means the lease of retail premises known as shops LP1, P1, P1A, P2, P3, P4, P5, P6, P6B, P7, P8, P9, C11, C12, and C13 in Skygarden Shopping Complex and Office Tower, 77 Castlereagh Street, Sydney between Borders Australia and Westfield Management Limited;
“Target Net Asset Amount” means $53,200,000;
“Tax” means a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty) at any time:
(a)	imposed or levied by any Government Agency; or

(b)	required to be remitted to, or collected, withheld or assessed by, any Government Agency;
and includes any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged or imposed on or in respect of the preceding;
“Tax Authority” means any person, body, authority or institution which seeks to impose, assess, enforce, administer or collect any Tax whether in Singapore, Australia, New Zealand or elsewhere;
“Tax Indemnity” means the indemnity provided by the Seller under clause 12.1;
“Tax Liability” shall mean not only any liability to make actual payments of Tax but shall also include any Purchasers’ Relief where the Group Company would have had a liability to make a payment of or in respect of Tax for which the Purchaser would have been able to make a Claim under this Agreement, in which case the amount of the Tax Liability shall be the amount of Tax saved or relieved by the Group Company as a result of such Purchasers’ Relief PROVIDED THAT, for the purposes of this Agreement, it shall be assumed that other Reliefs are, to the extent allowed by law, set-off or used in priority to any Purchasers’ Relief and if it cannot be determined whether a Purchasers’ Relief or another Relief is used it shall be assumed that another Relief is used in priority to a Purchasers’ Relief;
“Transaction Documents” means this Agreement, the Purchasing Agreement, the Licence and the Transition Services Agreement; and
“Transition Services Agreement” means the agreement relating to transitional services in the agreed form.
1.2	Agreed form
Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Seller and the Purchasers prior to the execution of this Agreement or prior to Completion (as applicable) and signed or initialled for identification purposes only by or on behalf of the Seller and the Purchasers (in each case with such amendments as may be agreed by or on behalf of the Seller and the Purchasers).
1.3	In this Agreement, unless the context otherwise requires:
(a)	a reference:
(i)	to the singular includes the plural and the other way round;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures,) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to parties means the parties to this Agreement and to a party means a party to this Agreement;

(vi)	to a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Agreement;

(vii)	to a person (including a party) includes:
(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)	a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;
(viii)	to a law:

(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange; and

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;
(ix)	to proceedings includes litigation, arbitration, and investigation;

(x)	to a judgment includes an order, injunction, decree, determination or award of any court or tribunal;

(xi)	to time is a reference to Sydney time;
(b)	headings are for convenience only and are ignored in interpreting this Agreement;

(c)	a warranty, representation, covenant or obligation given or entered into by more than one person binds them jointly and severally;

(d)	if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(e)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day;

(f)	the words “including” or “includes” mean “including but not limited to” or “including without limitation”;

(g)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(h)	a reference to “$” or “dollar” is to Australian currency (unless otherwise stated); and

(i)	this Agreement must not be construed adversely to a party solely because that party was responsible for preparing it.
2. SALE AND PURCHASE OF SALE SHARES
2.1	Sale and purchase of Australian Sale Shares

The Seller agrees to sell and transfer free of all Encumbrances and the First Purchaser agrees to purchase the Australian Sale Shares as at and with effect from the Completion Date.

2.2	Sale and purchase of NZ Shares

The Seller agrees to sell and transfer free of all Encumbrances and the Second Purchaser agrees to purchase the NZ Shares as at and with effect from the Completion Date.

2.3	Sale and purchase of Singapore Shares

The Seller agrees to sell and transfer free of all Encumbrances and the First Purchaser agrees to purchase the Singapore Shares as at and with effect from the Completion Date.

2.4	Rights attaching to the Sale Shares

The Sale Shares shall be sold together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

2.5	Waiver of restrictions on transfer

The Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Sale Shares, whether under the respective constitutions of Borders Australia, Borders NZ or Borders Singapore or otherwise.

2.6	Sale of all the Sale Shares

Neither party shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.
3. CONSIDERATION
3.1	Aggregate consideration

The aggregate consideration payable for the Sale Shares and the grant of the Licence and the Inventory Discount (“Aggregate Consideration”) shall be the aggregate of the Cash Consideration and the Deferred Consideration.

3.2	Payment of Cash Consideration
(a)	On Completion the First Purchaser shall:
(i)	pay the Cash Consideration in accordance with paragraph 1 of part 3 of Schedule 2 less any Repayment Amount;

(ii)	lend Borders Australia such amounts to be deducted from the Cash Consideration in accordance with clause 3.2(a)(i) attributable to money owing by Borders Australia (provided that the aggregate of the amount lent by the First Purchaser pursuant to this clause 3.2(a)(ii) and clause 3.2(a)(iii) and the amount lent by the Second Purchaser pursuant to clause 3.2(b) must not exceed the total amount to be deducted from the Cash Consideration in accordance with clause 3.2(a)(i));

(iii)	lend Borders Singapore such amounts to be deducted from the Cash Consideration in accordance with clause 3.2(a)(i) attributable to money owing by Borders Singapore (provided that the aggregate of the amount lent by the First Purchaser pursuant to this clause 3.2(a)(iii) and 3.2(a)(ii) and the amount lent by the Second Purchaser pursuant to clause 3.2(b) must not exceed the total amount to be deducted from the Cash Consideration in accordance with clause 3.2(a)(i)); and
(b)	On Completion, the Second Purchaser shall

lend Borders NZ such amounts to be deducted from the Cash Consideration in accordance with clause 3.2(a)(i) attributable to money owing by Borders NZ (provided that the aggregate of the amount lent by the First Purchaser pursuant to clause 3.2(a)(ii) and clause 3.2(a)(iii) and the amount lent by the Second Purchaser pursuant to this clause 3.2(b) must not exceed the total amount to be deducted from the Cash Consideration in accordance with clause 3.2(a)(i)).

(c)	On Completion, the Seller shall cause Borders Australia, Borders NZ and Borders Singapore to pay to the relevant third party or member of the Seller’s Group (as appropriate) the amounts referred to in paragraph 3.2(a)(i) above.
3.3	Apportionment of Cash Consideration
(a)	The parties must, as soon as practicable after the date of this Agreement, and in any event within 15 Business Days after Completion, agree on an apportionment of the Cash Consideration into the following categories:
(i)	the Australian Sale Shares (the “Australian Share Consideration”);

(ii)	the NZ Shares (the “NZ Share Consideration”);

(iii)	the Licence (the “Licence Consideration”);

(iv)	the Singapore Shares (the “Singapore Consideration”); and

(v)	the Inventory Discount.
(b)	If the parties are not able to agree on the apportionments by the time specified in clause 3.3(a), then the parties shall appoint an expert to make a determination on the appropriate apportionment and clauses 6.4(d) to 6.4(f) (amended as necessary) will apply to the determination.

(c)	The costs of an expert (if any) appointed under clause 3.3(b) shall be borne by the parties equally.
3.4	Adjustment to Cash Consideration

The Cash Consideration shall be:
(a)	increased by an amount equal to the amount by which the Completion Net Asset Amount exceeds the Target Net Asset Amount; or

(b)	decreased by an amount equal to the amount by which the Target Net Asset Amount exceeds the Completion Net Asset Amount, as agreed or determined under the Completion Accounts in accordance with clause 6.
3.5	Payment of adjustment to Cash Consideration
(a)	Any adjustment payments will be made as follows:
(i)	if the Completion Net Asset Amount equals the Target Net Asset Amount, no payment will be made;

(ii)	if the Completion Net Asset Amount exceeds the Target Net Asset Amount, the First Purchaser must pay the excess to the Seller within 2 Business Days of the Completion Accounts becoming final and binding on the parties under clause 6; or

(iii)	if the Completion Net Asset Amount is less than the Target Net Asset Amount, the Seller must pay the shortfall to the First Purchaser within 2

Business Days of the Completion Accounts becoming final and binding on the parties under clause 6.
(b)	A party required to make a payment to another party under clause 3.5(a)(ii) or 3.5(a)(iii) must make the payment in immediately available funds without counter claim or set off.

(c)	All amounts payable by a party under clause 3.5 will accrue interest on a daily basis at the Interest Rate from and including the Completion Date to and including the date of payment.

(d)	All amounts paid by a party under clause 3.5 (including any interest) will be apportioned between the Australian Sale Shares, the NZ Shares and the Singapore Shares in the same proportions as the Australian Share Consideration, the NZ Share Consideration and the Singapore Consideration bear to one another.
3.6	Payment of Deferred Consideration
(a)	The First Tranche Deferred Consideration is payable on the date specified in clause 3.6(e) if Actual Store Contribution is more than or equal to $34,400,000.

(b)	The Second Tranche Deferred Consideration will be equal to the lesser of:
(i)	$10,000,000; and

(ii)	the amount that is equal to 4 x (Actual Store Contribution - $38,900,000).
(c)	The First Purchaser agrees to provide to the Seller monthly management accounts of the Group from Completion until 31 January 2009 as and when they are available, and any other information the Seller reasonably requests which relates to the Deferred Consideration, and agrees to arrange a conference call each month for the First Purchaser to give the Seller an update on the performance of the Group.

(d)	The First Purchaser will notify the Seller of Actual Store Contribution amount by 28 February 2009.

(e)	The First Purchaser must pay the Seller the Deferred Consideration (to the extent it is payable) by the later of:
(i)	10 Business Days after the determination of the ASC Expert pursuant to clause 3.8(e) and 3.8(f); and

(ii)	20 Business Days after the date on which the First Purchaser provides the Seller with the notice specified in clause 3.6(d).
(f)	If the First Purchaser is required to make a payment to the Seller under clause 3.6(e) the First Purchaser must make the payment in immediately available funds without counter claim or set off.

(g)	All amounts payable by the First Purchaser under clause 3.6(e) will accrue interest on a daily basis at the Interest Rate from and including the date for payment determined in accordance with clause 3.6(e)(ii) up to and including the date of payment.

(h)	All amounts paid by a party under clause 3.6(e) (including any interest) will be apportioned between the Australian Sale Shares, the NZ Shares and the Singapore Shares in the same proportions as the Australian Share Consideration, the NZ Share Consideration and the Singapore Consideration bear to one another.

3.7	Review by Seller of Actual Store Contribution
(a)	The Purchasers must provide the Seller with copies of the relevant management accounts, working papers and calculations reasonably necessary to review the Actual Store Contribution amount notified under clause 3.6(d).

(b)	As part of the Seller’s review, the Seller and/or its auditor or financial adviser is entitled, at its own cost, to conduct any audit and/or other verification procedures it reasonably decides are necessary so that the Seller can determine whether it accepts the Actual Store Contribution amount notified under clause 3.6(d).
3.8	Notification of disputes on Actual Store Contribution
(a)	The Actual Store Contribution amount notified under clause 3.6(d) will (subject to the terms of any agreement in writing between the parties) be final and binding on the parties if:
(i)	the Seller does not issue a notice in accordance with clause 3.8(b); or

(ii)	such a notice is issued and the dispute is resolved by:
(A)	the parties by agreement in writing (subject to the terms of that agreement); or

(B)	determination by the ASC Expert in accordance with clauses 3.8(d) and 3.8(f).
(b)	If the Seller disputes the Actual Store Contribution amount notified under clause 3.6(d), it may within 15 Business Days of receiving the notice under clause 3.6(d), issue a notice (“ASC Dispute Notice”) to the First Purchaser setting out in reasonable detail the basis of the dispute.

(c)	The parties must negotiate in good faith to resolve any dispute within 10 Business Days after the issue of an ASC Dispute Notice.

(d)	If the dispute is not resolved under clause 3.8(c) the parties must appoint an expert (“ASC Expert”), which must be an independent firm of chartered accountants selected by agreement between the parties or, failing such agreement within 15 Business Days of the Seller issuing an ASC Dispute Notice, as nominated by the President for the time being of the Institute of Chartered Accountants of Australia. The matters in dispute then must be promptly referred by the parties to the ASC Expert for determination.

(e)	The ASC Expert must be directed by the parties to settle any matter in dispute within 20 Business Days of their appointment by:
(i)	having regard to any written submissions that the parties or their representatives put before them within 5 Business Days of the appointment of the ASC Expert; and

(ii)	making any enquiries or inspections as the ASC Expert considers in its absolute discretion to be necessary; and

(iii)	(unless all the parties otherwise direct in writing) determining the Actual Store Contribution, providing notice of its determination to all parties.

(f)	In making its decision the ASC Expert will act as expert and not as arbitrator. The decision of the ASC Expert as to the matter in dispute and the Actual Store Contribution is in the absence of manifest error, final and binding on the parties.

(g)	The costs of the ASC Expert will be borne in proportion to the amounts by which the ASC Expert’s determination of the Actual Store Contribution differs from that claimed by the Seller and from that claimed by the Purchasers.
4. PERIOD BEFORE COMPLETION
4.1	Conduct of the Business before the Completion Date

From the date of this Agreement until the Completion Date the Seller shall procure that each member of the Group carries on its business in the ordinary course consistent with past practice and, unless the First Purchaser otherwise agrees in writing:
(a)	does not dispose of assets or acquire assets other than to acquire or dispose of stock-in-trade in the ordinary course of business;

(b)	does not create any Encumbrance over any of its assets, other than liens in the ordinary course of business or Encumbrances granted by the Seller’s Group to third parties over the Sale Shares as they exist as at the date of this Agreement or are otherwise contemplated in any Transaction Document;

(c)	does not issue any shares, options or securities which are convertible into shares in a member of the Group;

(d)	does not enter into any transaction, arrangement, agreement or understanding with a Related Party;

(e)	does not enter into a commitment for more than $250,000 or for longer than 3 years, other than in the ordinary course of business;

(f)	does not enter into, or terminate, any employment contracts for more than $250,000 or alter the terms and conditions of any employment contract for more than $250,000;

(g)	does not alter the provisions of its constitution;

(h)	observes its obligations under each Business Contract and each Lease and does not materially alter or agree to materially alter any Business Contract or Lease; and

(i)	other than in the ordinary course of business, does not commence or settle any litigation, action or proceeding for an amount in excess of $250,000, other than in the ordinary course of business.
4.2	Exceptions to restrictions
(a)	Notwithstanding clause 4.1, the Seller may, provided it has first obtained the First Purchaser’s consent (which consent must not be unreasonably withheld or delayed), procure that any member of the Group:
(i)	distributes income or returns capital to its members, pays any management fees or makes any payment to a Related Party;

(ii)	enters into an arrangement relating to the repayment of existing Intra-Group Indebtedness in existence at the date of this Agreement;

(iii)	does any matter or thing that is contemplated by, or required to give effect to, the terms of this Agreement; or

(iv)	pays any third party costs in respect of the transaction contemplated by this Agreement or any Transaction Document including, for the avoidance of doubt, any bank establishment fees, advisory or legal costs.
(b)	Notwithstanding clause 4.1, it is agreed that the Seller may, and will use all reasonable endeavours prior to Completion to (at the Seller’s cost), transfer the Singapore Domain Names from Borders Singapore to Borders Properties, Inc. For the avoidance of doubt, the transfer will be for nominal consideration.

(c)	Clause 4.1(h) will be deemed to have been complied with in respect of any breach, non-compliance or similar consequence under a Business Contract or Lease where such breach, non-compliance or similar consequence (including a failure to obtain the consent of a landlord under a Lease) arises as a result of the entry by the Seller into this Agreement or any Transaction Document or the performance by the Seller of its obligations under this Agreement or any Transaction Document, the terms of which (together with all relevant correspondence with landlords under any of the Leases or counterparties under any of the Business Contracts) have been fairly disclosed in the Data Room.
4.3	Seller’s covenant

Subject to Encumbrances granted by the Seller’s Group over the Sale Shares as they exist as at the date of this Agreement, the Seller covenants with the Purchasers not to deal with the Sale Shares prior to Completion. The parties agree that damages would be an insufficient remedy for breach of this covenant and the Seller agrees that the Purchaser will be entitled to seek and obtain an injunction or specific performance to enforce the Seller’s obligation under this clause without proof of actual damage and without prejudice to any of its other rights or remedies.

4.4	Access and Assistance
(a)	Subject to clause 4.4(b), between the date of this Agreement and the Completion Date, the Seller must:
(i)	allow the First Purchaser and persons authorised by the First Purchaser:
(A)	reasonable access during normal business hours to senior management of the members of the Group;

(B)	to inspect the books of account, operational and other records of the business of the Group,
(ii)	provide the information, assistance and facilities that the First Purchaser reasonably requires for the purpose of becoming familiar with the Business and the affairs each member of the Group; and

(iii)	keep the First Purchaser informed about the conduct of the Business; and

(iv)	on request from a Purchaser, provide reasonable assistance to the Purchasers in:

(A)	notifying landlords in respect of the Leases and counterparties in respect of Business Contracts of the transactions contemplated by this Agreement; and

(B)	obtaining consents required from the landlords in respect of the Leases or counterparties in respect of any Business Contracts resulting from the transactions contemplated by this Agreement and any Transaction Document.
(b)	The First Purchaser may only exercise its right of access under clause 4.4(a) if:
(i)	the access will not result in any member of the Group breaching any obligation of confidentiality or other restriction as to disclosure of information to the Purchasers;

(ii)	the access will not, in the reasonable opinion of the Seller, interfere with the conduct of the Business; and

(iii)	the First Purchaser ensures that all persons provided with access pursuant to clause 4.4(a) complies with the reasonable requirements of the Seller in relation to that access.
5.	COMPLETION

5.1	Timing

Completion shall take place on the Completion Date.

5.2	Location

Completion shall take place at the offices of the Seller’s Solicitors when all (but not some only) of the events detailed in this clause 3 shall occur.

5.3	Seller’s obligations at Completion

At Completion, the Seller shall:
(a)	deliver (or cause to be delivered) to the Purchasers the items listed in part 1 of Schedule 2 (the Purchasers receiving those items, where appropriate, as agent of Borders Australia or Borders NZ or Borders Singapore); and

(b)	procure that all necessary steps are taken properly to effect the matters listed in part 2 of Schedule 2 at board meetings of each member of the Group and deliver to the Purchasers duly signed minutes of all such board meetings.
5.4	Purchasers’ obligations at Completion

At Completion, the Purchasers shall do or deliver (or cause to be delivered) to the Seller the matters or items listed in part 3 of Schedule 2.

5.5	Bank Guarantee
(a)	If any of the Purchasers’ obligations under clause 5.4 to pay the Cash Consideration in accordance with clause 3.2 crystallises and remains unpaid as at the first Business Day after the Completion Date, then subject to clause 5.5(b), the Seller will have the right to immediately call on the Bank Guarantee for payment of the Cash Consideration in accordance with clause 3.2.

(b)	The Seller will not be permitted to exercise their right under clause 5.5(a) unless and until the Seller has complied with clause 5.3.
5.6	No termination

The Purchasers shall not be entitled in any circumstances to rescind or terminate this Agreement after Completion.

6.	COMPLETION ACCOUNTS

6.1	Preparation of Completion Accounts
(a)	Within 35 Business Days after Completion, the First Purchaser must, at its own cost, prepare the Completion Accounts in accordance with the Completion Accounts Principles so as to show the Completion Balance Sheet and provide a copy of the Completion Balance Sheet to the Seller.

(b)	The Seller must provide the First Purchaser with all reasonable assistance (including provision of all relevant business records) to allow the First Purchaser to prepare the Completion Accounts in the time specified in clause 6.1(a) and acknowledge and agree that any delay by the Seller in providing the First Purchaser with all reasonable assistance may result in the First Purchaser not being able to provide the Completion Accounts in the time specified in clause 6.1(a).

(c)	If, as contemplated in clause 6.1(b), a delay by the Seller causes the First Purchaser to be unable to prepare the Completion Accounts within 35 Business Days after the Completion Date, the First Purchaser has a further 20 Business Days from the date on which all relevant information was provided by the Seller, to prepare the Completion Accounts.
6.2	Auditor’s report
(a)	The Completion Accounts must then be provided by the First Purchaser to the Auditor who will be required to provide to the Seller and the Purchasers, within 15 Business Days after receipt of the Completion Accounts, a report stating that in the opinion of the Auditor the Completion Accounts have been prepared in accordance with the Completion Accounts Principles.
6.3	Review by Seller of Completion Accounts
(a)	The Purchasers must ensure that the Seller and the Seller’s auditor are given reasonable access to all books, records, working papers and calculations reasonably necessary to review the Completion Accounts.

(b)	As part of the Seller’s review, the Seller and/or its auditor or financial adviser is entitled, at its own cost, to conduct any audit and/or other verification procedures it reasonably decides are necessary so that the Seller can determine whether it accepts the Completion Accounts.
6.4	Notification of disputes on Completion Accounts
(a)	The Completion Accounts will (subject to the terms of any agreement in writing between the parties) be final and binding on the parties in the calculation of any adjustment to the Aggregate Consideration if:
(i)	the Seller does not issue a notice in accordance with clause 6.4(b); or

(ii)	such a notice is issued and the dispute is resolved by:
(A)	the parties by agreement in writing (subject to the terms of that agreement); or

(B)	determination by the Expert in accordance with this clause 6.4.
(b)	If the Seller disputes the correctness of the Completion Accounts, it may within 20 Business Days of receiving the Completion Accounts, issue a notice (“Dispute Notice”) to the First Purchaser setting out in reasonable detail the basis of the dispute.

(c)	The parties must negotiate in good faith to resolve any dispute within 10 Business Days after the issue of a Dispute Notice.

(d)	If the dispute is not resolved under clause 6.4(c) the parties must appoint an expert (“Expert”), which must be an independent firm of chartered accountants selected by agreement between the parties or, failing such agreement within 5 Business Days of the Seller issuing a Dispute Notice, as nominated by the President for the time being of the Institute of Chartered Accountants of Australia. The matters in dispute then must be promptly referred by the parties to the Expert for determination.

(e)	The Expert must be directed by the parties to settle any matter in dispute within 20 Business Days of their appointment by:
(i)	applying the Completion Accounts Principles relating to the matters in dispute;

(ii)	having regard to any written submissions that the parties or their representatives put before them within 5 Business Days of the appointment of the Expert; and

(iii)	making any enquiries or inspections as the Expert considers in its absolute discretion to be necessary; and

(iv)	(unless all the parties otherwise direct in writing) determining the form and content of the Completion Accounts and the Completion Net Asset Amount, providing notice of its determination to all parties.
(f)	In making its decision the Expert will act as expert and not as arbitrator. The decision of the Expert as to the matter in dispute, the form and content of the Completion Accounts and the Completion Net Asset Amount is in the absence of manifest error, final and binding on the parties.

(g)	The costs of the Expert will be borne equally by the Seller and the First Purchaser.
7.	POST-COMPLETION OBLIGATIONS
(a)	The Purchasers undertake to the Seller to procure the performance and observance of those matters listed in Schedule 3.

(b)	At any time after Completion on the Seller’s request, the Purchaser will provide (and will procure that Borders Singapore provides) all reasonable assistance to the Seller, at the Seller’s costs, in relation to the transfer of the Singapore Domain Names to Borders Properties, Inc. For the avoidance of doubt, the transfer will be for nominal consideration.

8.	RESTRICTIVE COVENANTS

8.1	Restriction of Seller

Subject to clause 8.2, the Seller undertakes with the Purchasers that, except with the consent in writing of the Purchasers, (such consent not to be unreasonably withheld or delayed):
(a)	for the period of five years after Completion, it will not (and will procure that no member of the Seller’s Group will) in Australia, New Zealand or Singapore, either on its own account or in conjunction with or on behalf of any other person directly or indirectly carry on or be engaged, concerned or interested, in any business which competes with the Business (a “Competing Business”) other than as a holder of not more than five per cent of the issued shares or debentures of any company carrying on such a business traded on a recognised investment exchange (as that term is defined in the Financial Services and Markets Act 2000);

(b)	for the period of five years after Completion, it will not (and will procure that no member of the Seller’s Group will) either on its own account or in conjunction with or on behalf of any other person solicit, entice away or attempt to solicit or entice away from Borders Australia, Borders NZ or Borders Singapore any person employed in a senior or managerial capacity by Borders Australia, Borders NZ or Borders Singapore at Completion; and

(c)	for a period of 12 months after Completion, it will not (and will procure that no member of the Seller’s Group will) either on its own account or in conjunction with or on behalf of any other person, directly or indirectly, carry on or be engaged, concerned or interested in the Paperchase Business in Australia, New Zealand or Singapore.
8.2	Exceptions from restrictions
(a)	The restrictions in clause 8.1 shall cease to have any effect immediately upon this Agreement being terminated due to an uncured material breach, including any obligation of the Purchasers under Schedule 3.

(b)	Nothing in clause 8.1 shall prevent or restrict the Seller or any member of the Seller’s Group from:
(i)	carrying on or being engaged in any business or providing any goods or services via the Internet or other electronic media, whether in Australia, New Zealand or elsewhere provided that such business is conducted via non-Australian, non-New Zealand or non-Singapore domiciled domain names or URLs and the distribution of products in connection with such business is not carried out from distribution centres located in Australia, New Zealand or Singapore;

(ii)	carrying on or being engaged concerned or interested in, anywhere in the world, any business (not being a Competing Business) which it carries on at Completion or in which it is at Completion engaged, concerned or interested (or any reasonable extension or development of any such business provided that such extension or development does not result in that business becoming a Competing Business);

(iii)	carrying on the Paperchase Business, whether in Australia, New Zealand Singapore or elsewhere, other than in Australia, New Zealand and Singapore within the period of 12 months from Completion;

(iv)	acquiring, directly or indirectly, shares in, or the whole or any part of the undertaking or assets of, any company which carries on a Competing Business provided that:
(A)	the Seller shall cease to carry on or be concerned or interested in the Competing Business or the company carrying on the same within one year from completion of the relevant acquisition; and

(B)	the First Purchaser is given the first and last right of refusal to acquire that Competing Business, but nothing in this clause 8.2(b)(iv) shall require the Seller or the relevant members of the Seller’s Group to cease to carry on the Competing Business or to dispose of the same within one year as therein provided if such business or interest therein is acquired as part of a larger acquisition or series of related acquisitions and the value properly attributable to such part did not at the date of acquisition amount to more than 10% of the value of such larger acquisition or series of related acquisitions taken as a whole;

(v)	any acts or activities contemplated by any of the Transaction Document; or

(vi)	general solicitation to the public of employment with the Seller or any member of the Seller’s Group and to which any person described in clause 8.1(b) responds without any other solicitation or prompting.
9.	WARRANTIES

9.1	Seller’s Warranties
(a)	As part of this Agreement, the Seller warrants and represents to each of the Purchasers that each of the Seller’s Warranties is true, complete and accurate as at the Completion Date.
9.2	Purchaser Warranties

Each Purchaser warrants and represents to the Seller that each of the Purchasers’ Warranties is true, complete and accurate as at the Completion Date.
9.3	Qualifications to Seller’s Warranties

The Seller’s Warranties are subject to and qualified by the limitations and qualifications set out in Schedule 5 and are further qualified by, and the Purchasers may not make any Claim:
(a)	to the extent that the facts, matters or circumstances giving rise to such Claim are disclosed to the Purchasers in the Data Room or in this Agreement; or

(b)	to the extent any Purchaser has actual knowledge of the facts, matters or circumstances giving rise to such Claim before entering into this Agreement.
9.4	Other warranties and conditions excluded

Except as expressly set out in this Agreement, all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by Law.

9.5	Acknowledgements

Each Purchaser acknowledges and agrees that:
(a)	except as expressly set out in Part 1 of Schedule 4 the Seller has not made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to Borders Singapore, Borders Australia, Borders NZ, the Business or this Agreement;

(b)	without limiting clause 9.5(a), no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:
(i)	any economic, fiscal or other interpretations or evaluations by the Seller or any other person; or

(ii)	future matters, including future or forecast costs, prices, revenues or profits;
(c)	without limiting clauses 9.5(a) and 9.5(b), and except for the statements made in Part 1 of Schedule 4, no statement or representation:
(i)	has induced or influenced any Purchaser to enter into this Agreement or agree to any or all of its terms or to any of the transactions contemplated in this Agreement;

(ii)	has been relied on in any way as being accurate by any Purchaser;

(iii)	has been warranted to any Purchaser as being true; or

(iv)	has been taken into account by any Purchaser as being important to its decision to enter into this Agreement or to agree to any or all of its terms or to any of the transactions contemplated by this Agreement; and
(d)	it has carried out its own investigations and has examined and acquainted itself concerning:
(i)	the contents of the Data Room; and

(ii)	the risks, contingencies and other circumstances which could affect its decision to enter into this Agreement and the transactions contemplated by this Agreement.
10.	ANNOUNCEMENTS, CONFIDENTIALITY AND RETURN OF INFORMATION

10.1	Prior approval of announcements

Subject to the provisions of clause 10.2 below, no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchasers or any member of the Purchasers’ Group or any member of the Group, or any other party to any Transaction Document, without the prior written approval of the other party (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory or Government Agency.

10.2	Notices to customers etc.

Nothing in this Agreement will prohibit the Purchasers from making or sending after Completion any announcement to a customer, client or supplier of Borders Australia, Borders

NZ or Borders Singapore or their direct or ultimate shareholders informing it that the Purchasers have purchased the Australian Sale Shares, the NZ Shares and the Singapore Shares.

10.3	Consultation

The party making the communication shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the communication.

10.4	Confidentiality

Each party shall treat as strictly confidential and will not disclose any information received or obtained by it or its Representatives or agents as a result of entering into or performing this Agreement which relates to:
(a)	the provisions of this Agreement, or any document or Agreement entered into pursuant to this Agreement;

(b)	the negotiations leading up to or relating to this Agreement; or

(c)	the other party,
and the Seller acknowledges that it shall treat as strictly confidential all information arising from its ownership or substantial interest in Borders Australia, Borders NZ and Borders Singapore, provided that these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is:
(i)	required by the law of any jurisdiction;

(ii)	required by any applicable securities exchange, supervisory or Government Agency to which the relevant party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law provided that in the case of a requirement for disclosure that does not have the force of law, legal counsel for the discloser deems the disclosure to be appropriate;

(iii)	made to the relevant party’s Advisers, auditors or bankers or the Advisers, auditors or bankers of any other member of the relevant party’s group of companies or a party’s investors; or

(iv)	of information that has already come into the public domain through no fault of the relevant party or any other member of that party’s group of companies.
10.5	Return of Information

If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the Purchasers shall return to the Seller all books and records relating or belonging to any member of the Group and the Purchasers undertake to comply in all respects with the terms of the Confidentiality Letter.

11.	INSURANCE

The provisions of Schedule 7 shall have effect in respect of insurance claims and risk.

12.	TAX MATTERS

12.1	Tax indemnity
(a)	The Seller shall indemnify the Purchasers against any:
(i)	Tax payable by a Group Company to the extent that Tax:
(A)	relates to any period, or part of a period, up to and including Completion; or

(B)	arises as a result of entry into this Agreement or Completion (other than any Tax to be paid by a Purchaser under clause 13); and
(ii)	reasonable third party costs incurred by or on behalf of a Group Company to the extent that those costs arise from or relate to any of the matters for which the Seller is liable under clause 12.1(a)(i), except to the extent that the Seller’s liability for Tax is limited or qualified by the provisions of Schedules 5 or 6.
12.2	GST
(a)	If a party makes a taxable supply to another party under or in connection with this Agreement, then (unless the consideration is expressly stated to be inclusive of GST) the consideration for that taxable supply is exclusive of GST, and in addition to paying that consideration the recipient must:
(i)	pay to the supplier an amount equal to any GST for which the supplier is liable on that taxable supply, without deduction or set-off of any other amount; and

(ii)	make that payment as and when the consideration or part of it must be paid or provided, except that the recipient need not pay unless the recipient has received a tax invoice (or an Adjustment Note) for that taxable supply.
(b)	The supplier must promptly create an Adjustment Note for, or apply to the Tax Authority for, a refund of, and refund to the recipient any overpayment by the recipient for GST, but the supplier need not refund to the recipient any amount for GST paid to the Tax Authority unless the supplier is entitled to a refund or credit of that amount.

(c)	If a party provides payment for or any satisfaction of a Claim or a right to Claim under or in connection with this Agreement (for example, for misrepresentation or for a breach of any warranty or for indemnity or for reimbursement of any expense) that gives rise to a liability for GST, the provider must pay, and indemnify the claimant on demand against, the amount of that GST (if any).

(d)	If a party has a Claim under or in connection with this Agreement for a cost on which that party must pay an amount for GST, the Claim is for the cost plus all amounts for GST (except any amount for GST for which that party is entitled to an input tax credit).

(e)	If a party has a Claim under or in connection with this Agreement whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).
13.	COSTS

Each party must pay its own costs in respect of this Agreement and the documents contemplated by this Agreement except that:
(a)	the Purchasers must pay all stamp duty payable on this Agreement, the transfer of the Sale Shares and any Transaction Document; and

(b)	the Seller must pay all other costs incurred by the Group in respect of the negotiation and entry into this Agreement and any Transaction Document.
14.	NOTICES

14.1	Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 14.2, or delivering it by hand to the address set out in clause 14.2 and in each case marked for the attention of the relevant party set out in clause 14.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 14). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:
(a)	if sent by fax, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered;
provided that in each case where delivery by fax or by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.
14.2	The addresses and fax numbers of the parties for the purpose of clause 14.1 are as follows:

(a)	Seller
	Address:	100 Phoenix Drive
Ann Arbor MI 48108
United States of America

	Fax:	+1 734 477 1370

	For the attention of:	General Counsel

With a copy to:
	Address:	Baker & McKenzie
Level 27, 50 Bridge Street,
Sydney NSW 2000

	Fax:	+61 2 9225 1595

	For the attention of:	Steven Glanz

(b)	Purchasers
	Address:	c/- Level 31, 126 Phillip Street
Sydney NSW 2000
Australia

	Fax:	+61 2 8238 2690

	For the attention of:	Simon Pillar

With a copy to:
	Address:	Clayton Utz
Level 19, 1 O’Connell Street,
Sydney NSW 2000

	Fax:	+61 2 8220 6700

	For the attention of:	Philip Kapp
14.3	A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 14, provided that, such notice shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.
14.4	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.
15.	NON-MERGER

The warranties, other representations and covenants by the parties in this Agreement are continuing and will not merge or be extinguished on Completion.

16.	INDEMNITIES

The indemnities contained in this Agreement are:
(a)	continuing, separate and independent obligations of the parties from their other obligations, and survive the termination of this Agreement; and

(b)	absolute and unconditional and unaffected by anything which otherwise might have the effect of prejudicing, releasing, discharging or affecting the liability of the party giving the indemnity.
17.	INVALID OR UNENFORCEABLE PROVISIONS

If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	it does not affect the validity or enforceability of:
(i)	that provision in another jurisdiction; or

(ii)	the remaining provisions.
18.	WAIVER AND EXERCISE OF RIGHTS

18.1	A waiver by a party of a provision or of a right under this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver.

18.2	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

18.3	A single or partial exercise of a right by a party does not preclude another or further exercise of that right or the exercise of another right.

18.4	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

19.	AMENDMENT

This Agreement may be amended only by a document signed by all parties.

20.	COUNTERPARTS

This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

21.	FURTHER ASSURANCES

Each party must, at its own expense, whenever requested by another party, promptly do or arrange for others to do everything reasonably necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

22.	ASSIGNMENT

22.1	Subject to clause 22.2, a party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Agreement without the prior written consent of the other parties.

22.2	The Purchasers may grant to their financiers from time to time (or any security trustee on their behalf) Encumbrances over the Purchasers’ rights under this Agreement.

23.	ENTIRE AGREEMENT

The Transaction Documents and the Confidentiality Letter (but only to the extent not inconsistent with this Agreement) together represent the whole and only agreement between the parties in relation to the sale and purchase of the Sale Shares and supersede any previous agreement (whether written or oral) between all or any of the parties in relation to the subject matter of any such document save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

24.	RIGHTS CUMULATIVE

The rights, remedies and powers of the parties under this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

25.	CONSENTS AND APPROVALS

A party may give its approval or consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

26.	JURISDICTION

Each party irrevocably and unconditionally:
(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives any Claim or objection based on absence of jurisdiction or inconvenient forum.
27.	SERVICE OF PROCESS

Each party agrees that a document required to be served in proceedings about this Agreement may be served:
(a)	if originating process or a subpoena to be served on a company or registered body by being sent by post to or left at its registered office, and in all other cases at its address for service of notices under clause 14; or

(b)	in any other way permitted by law.
28.	CURRENCY CONVERSION

Unless otherwise provided for in this Agreement, for the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the New York closing rate for exchanges between those currencies quoted in the Wall Street Journal for the nearest Business Day for which that rate is so quoted prior to the date of the conversion.

29.	GOVERNING LAW

This Agreement is governed by the laws of New South Wales, Australia.
The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

SCHEDULE 1
Part 1: Details of Borders Australia

Name	:	Borders Australia Pty Limited

Date of Incorporation	:	17 April 1998

Place of Incorporation	:	New South Wales, Australia

Australian Company number	:	082 194 287

Registered office	:	C/- Baker & McKenzie
Level 27, 50 Bridge Street
Sydney, New South Wales
Australia

Directors	:	John Ian Campradt
2 Carlton Court
Templestowe, Victoria 3106
Australia

George Lewis Jones
100 Underdown Road
Ann Arbor, MI 48105
USA

Edward Wayne Wilhelm
46608 Southview Lane
Plymouth, MI 48170
USA

Secretary	:	None

Issued share capital	:	62,752,957 ordinary shares

Australian Sale Shares		40,853,840 ordinary shares

Mortgages and charges	:	Nil

Registered shareholders	:	Shareholder	No. of shares

		Borders Group, Inc.	40,853,840
100 Phoenix Drive
Ann Arbor, MI 48107
USA
40,853,840 ordinary shares

		Borders Pte. Ltd	21,899,117
60B Martin Road, 02 08B,
Singapore Trademart 239067
Singapore
21,899,117 ordinary shares

Auditors	:	Ernst & Young

Direct subsidiaries	:	None

Part 2: Details of Borders NZ

Name	:	Borders New Zealand Limited

Date of Incorporation	:	16 February 1999

Place of Incorporation	:	New Zealand

Company number	:	944114

Registered office	:	C/- Minter Ellison Rudd Watts
Lumley Centre
88 Shortland Street
Auckland
New Zealand

Directors	:	George Lewis Jones
100 Underdown Road
Ann Arbor, MI, 48105
USA

	:	Edward Wayne Wilhelm
46608 Southview Lane
Plymouth MI 48170
USA

Issued share capital	:	14,765,100 ordinary shares

Mortgages and charges	:	Nil

Registered shareholder	:	Borders Group, Inc.
100 Pheonix Drive
Ann Arbor, MI 48108
USA
14,765,100 ordinary shares

Auditors	:	Ernst & Young

Direct subsidiaries	:	None

Part 3: Details of Borders Singapore

Name	:	Borders Pte. Ltd

Date of Incorporation	:	19 July 1997

Place of Incorporation	:	Singapore

Company number	:	199705017Z

Registered office	:	1 Marina Boulevard
#28-00 One Marina Boulevard
Singapore 018989

Directors	:	Edward Wayne Wilhelm
46608 Southview Lane Plymouth MI 48170
USA

	:	George Lewis Jones
100 Underdown Road
Ann Arbor, MI, 48105
USA

	:	Ricardo Rodrigues
501 Orchard Road
#04-11 Wheelock Place
Singapore, 238800

Issued share capital	:	12,253,873 ordinary shares

Mortgages and charges	:	Nil

Registered shareholder	:	Borders Group, Inc.
100 Pheonix Drive
Ann Arbor, MI 48108
USA
12,253,873 ordinary shares

Auditors	:	Ernst & Young

Direct subsidiaries	:	None

SCHEDULE 2
Completion
Part 1: Seller’s Delivery Obligations at Completion
At Completion, the Seller shall deliver to the Purchasers:
1.	duly executed transfers of all of the (i) Australian Sale Shares; (ii) NZ Shares and (iii) Singapore Shares, into the name of the relevant Purchaser or its nominees together with (in the case of Borders Australia and Borders Singapore) the relevant share certificates (or indemnities in respect thereof in the agreed form) and (in the case of Borders NZ) a certificate from its board of directors confirming that no share certificates have been issued by that Group Company;

2.	executed and stamped (where applicable) originals of the Leases relating to the Properties, such delivery to be made by the Leases being placed at the registered office/principal place of business of Borders Australia and Borders NZ (as applicable) and, in respect of Borders Singapore such delivery to be made by the Leases either being delivered to the Purchasers’ representative (being a Partner to be notified in writing by the Purchasers at least 2 days prior to Completion of Allen & Gledhill in Singapore) or being placed at the principal place of business of Borders Singapore;

3.	all the statutory and other books (duly written up to, but not including, Completion) of Borders Australia, Borders NZ and Borders Singapore and their respective certificates of incorporation and common seals in its possession, such delivery to be made by the statutory records and other books being placed at the registered office/principal place of business of Borders Australia and Borders NZ (as applicable) and, in respect of Borders Singapore such delivery to be made by the statutory and other books being delivered to the Purchasers’ representative (being a Partner to be notified in writing by the Purchasers at least 2 days prior to Completion of Allen & Gledhill in Singapore);

4.	certified copies of any powers of attorney under which any of the documents referred to in this Schedule is executed or evidence reasonably satisfactory to the Purchaser of the authority of any person signing on behalf of the Seller;

5.	duly executed irrevocable power of attorney in the agreed form in respect of the Australian Sale Shares enabling the First Purchaser (during the period prior to the registration of the transfer of the Australian Sale Shares) to exercise all voting and other rights attaching to the Australian Sale Shares;

6.	duly executed irrevocable power of attorney in the agreed form in respect of the NZ Shares enabling the Second Purchaser (during the period prior to the registration of the transfer of the NZ Shares) to exercise all voting and other rights attaching to the NZ Shares;

7.	duly executed irrevocable power of attorney in the agreed form in respect of the Singapore Shares enabling the First Purchaser (during the period prior to the registration of the transfer of the Singapore Shares) to exercise all voting and other rights attaching to the Singapore Shares;

8.	letters of resignation in the agreed form from each of the Directors and the secretary (if any) of Borders Australia, Borders NZ and Borders Singapore, such resignations to take effect from the close of the meetings referred to in part 2 of this Schedule 2;

9.	a duly executed acknowledgement, in the agreed form, confirming that Borders Australia, Borders NZ and Borders Singapore do not have any Intra-Group Indebtedness (other than, for the avoidance of doubt, Intra-Group Trading Indebtedness or any Repayment Amount));

10.	the Licence duly executed by Borders Properties, Inc.;

11.	duly executed deeds of termination and release of:
(a)	the ‘license agreement’ between Borders Properties, Inc. and Borders Singapore; and

(b)	the ‘trademark use agreement’ between the Seller and Borders Singapore,

relating to the use of the “Borders” brand;
12.	duly executed deed of termination and release of the ‘multicurrency facility’ of the Seller’s Group to which Borders Australia is a party;

13.	duly executed deed of termination and release of the ‘merchandise service and purchase and sales agreement’ between the Seller and Borders Singapore;

14.	the Transition Services Agreement duly executed by Borders Australia, Borders NZ, Borders Singapore and Borders International Services, Inc.;

15.	the Purchasing Agreement duly executed by the Seller, Borders Australia, Borders NZ and Borders Singapore;

16.	a copy of a resolution of the board of directors of the Seller (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the other documents to be executed by the Seller;

17.	written confirmation from the Seller that no external Indebtedness is in existence as at the Completion Date or (if applicable) a deed of release together with all relevant ASIC Form 312s, to the Purchasers’ reasonable satisfaction, in respect of repayment of all external Indebtedness in existence as at the Completion Date. For the avoidance of doubt Indebtedness for the purpose of this paragraph 16 excludes trade creditors, Intra-Group Indebtedness, Intra-Group Trading Indebtedness and the facilities with the ANZ referred to in paragraph 17 below;

18.	written confirmation from ANZ, to the Purchasers’ reasonable satisfaction, that the Group’s existing facilities with the ANZ has a zero balance as at Completion, other than in relation to the Lease Guarantees;

19.	written confirmation from the Seller that no guarantee, indemnity and counter-indemnity of any nature whatsoever has been given to a third party by any member of the Group in respect of a liability of any member of the Seller’s Group or (if applicable) a deed of termination and release, to the Purchaser’s reasonable satisfaction, in respect of the termination and release without liability of any guarantee, indemnity and counter-indemnity of any nature whatsoever given to a third party by any member of the Group in respect of a liability of any member of the Seller’s Group; and

20.	written confirmation that all bonus or other incentive payments to employees of the Group that become due and payable as a result, of the Seller entering into this Agreement or, Completion have been paid. For the avoidance of doubt, the Seller is not liable for any bonus or other incentive payments to employees of the Group to the extent accrued in the Completion Balance Sheet.

Part 2: Seller’s Other Obligations at Completion
At Completion, the Seller shall:
1.	cause the Directors to hold a meeting of the Board of Borders Australia, Borders NZ and Borders Singapore at which the relevant Directors shall pass resolutions in the agreed form to;

1.1	approve the registration of the relevant Purchaser or its nominees as members of Borders Australia or Borders NZ or Borders Singapore (as appropriate) subject only to the production of duly stamped (where applicable) and completed transfers in respect of the Australian Sale Shares or the NZ Shares or Singapore Shares (as appropriate);

1.2	appoint such persons as the Purchasers may nominate as directors, secretary and public officer (where applicable) of Borders Australia and Borders NZ and Borders Singapore (as appropriate);

1.3	revoke all authorities to the bankers of Borders Australia, Borders NZ and Borders Singapore relating to bank accounts and to give authority to such persons as the Purchaser may nominate to operate the same;

1.4	approve and authorise the changing of the address of the registered office of Borders Australia to Level 14, 379 Collins Street, Melbourne VIC 3000 and of Borders NZ to Level 5, 131 Queen Street, Auckland, New Zealand; and

1.5	do and perform any other business which is necessary to give full and valid effect to the sale and purchase of the Australian Sale Shares, the NZ Shares and the Singapore Shares,

and each Seller shall furnish to the Purchasers on Completion duly signed minutes of the meetings.

Part 3: First Purchasers’ Obligations at Completion
At Completion, the First Purchaser (on behalf of itself and the Second Purchaser) shall:
1.	pay the Cash Consideration less any Repayment Amount by electronic funds transfer to the Seller’s account nominated by the Seller in writing to the First Purchaser at least 1 Business Day prior to the Completion Date;

2.	deliver to the Seller a counterpart of the Licence duly executed by the First Purchaser;

3.	deliver to the Seller a counterpart of the Transition Services Agreement duly executed by the Purchasers;

4.	deliver to the Seller a counterpart of the Purchasing Agreement duly executed by the Purchasers and ARW;

5.	deliver to the Seller a copy of a resolution of the board of directors of each Purchaser (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by that Purchaser of its obligations under this Agreement and each of the other documents to be executed by that Purchasers; and

6.	deliver to the Seller’s Solicitors certified copies of any powers of attorney under which any of the Transaction Documents are executed by the Purchasers or other evidence satisfactory to the Seller of the authority of the person signing on the Purchasers’ behalf.

SCHEDULE 3
Post-Completion Obligations
Following Completion, the Purchasers undertake to the Seller:
1.	to procure the repayment in the ordinary and usual course of business by the relevant member(s) of the Group of all Intra-Group Trading Indebtedness owed to any member of the Seller’s Group as at Completion as if the Intra-Group Trading Indebtedness:
(a)	had been incurred under the terms of the Purchasing Agreement; and

(b)	was payable in accordance with the payment terms set out in the Purchasing Agreement which, for the avoidance of doubt, will comprise a payment of $2,100,000 within 30 days of Completion and a further $2,100,000 within 60 days of Completion; and
2.	to use best endeavours to obtain the release of the Seller and each member of the Seller’s Group from any Intra-Group Guarantees to which it is a party immediately following Completion and, pending such release they and ARW each agree:
(a)	to indemnify the Seller and the relevant member of the Seller’s Group, against all Liabilities incurred by it to any third party pursuant to any Intra-Group Guarantees in respect of any liability of any member of the Group whether arising before or after Completion (including, for the avoidance of doubt, any Liability incurred by the Seller and/or any member of the Seller’s Group as a consequence of any breach, non-compliance or similar consequence arising under an Intra-Group Guarantee (including a failure to obtain the consent of any landlord under any Lease) as a result of the entry by the Seller into this Agreement and/or any Transaction Document, or the performance by the Seller of its obligations under this Agreement or any Transaction Document, the terms of which (together with all relevant correspondence with landlords under any of the Leases or under any Intra-Group Guarantee) was fairly disclosed in the Data Room and the terms of which Intra-Group Guarantee was fairly disclosed in the Data Room); and

(b)	not to take any action or allow any event to occur that results in any increase in the Liability of any member of the Seller’s Group under any Intra-Group Guarantee.
Without limiting the Purchasers’ indemnity of the Seller and each member of the Seller’s Group under paragraph 2 above, the Purchasers will be deemed to have satisfied their obligations to use their best endeavours under paragraph 2 above (notwithstanding any refusal by the relevant third party to release any Intra-Group Guarantee) if the Purchasers have used their best endeavours to obtain such release by offering the provision of a reasonable bank guarantee in replacement of any such Intra-Group Guarantee. For the avoidance of doubt, nothing in this paragraph will prevent ARW or any of its Related Bodies Corporate in the first instance offering to a relevant third party a replacement corporate guarantee for such Intra-Group Guarantee.

SCHEDULE 4
Warranties
Part 1: Seller’s Warranties
1.	THE SHARES

1.1	The Australian Shares comprise the whole of the issued and allotted share capital of Borders Australia and all of the Australian Shares are fully paid or credited as fully paid.

1.2	The NZ Shares comprise the whole of the issued and allotted share capital of Borders NZ and all of the NZ Shares are fully paid or credited as fully paid.

1.3	The Singapore Shares comprise the whole of the issued and allotted share capital of Borders Singapore and all of the Singapore Shares are fully paid or credited as fully paid.

1.4	The Seller is the legal and beneficial owner of the Sale Shares set out against its name in Part 1, Part 2 and Part 3 of Schedule 1. Borders Singapore is the legal and beneficial owner of the Australian Shares set out against its name in Part 1 of Schedule 1. The Sale Shares will be free of any Encumbrance on Completion, and the Seller has complete and unrestricted power and right to sell and transfer the Sale Shares to the Purchasers.

2.	CAPACITY OF SELLER

2.1	The Seller has the unfettered right, power and entitlement to enter into and perform this Agreement.

2.2	The Seller has taken all necessary actions to authorise the execution and performance of this Agreement.

2.3	This Agreement is fully valid and contains binding obligations enforceable against the Seller in accordance with its terms.

2.4	The execution, delivery and performance by the Seller of this Agreement will not:
(a)	result in a material breach of the constitution of the Seller; or

(b)	result in a breach of any order, judgment or decree of any court or Government Agency to which the Seller is a party or by which the Seller is bound and which is material in the context of this Agreement.
2.5	The Seller has not gone into liquidation or passed any resolution for winding up, no petition for winding up has been presented against it, and no receiver, receiver and manager or other controller or external administrator of the undertaking or assets (of any part thereof) of it has been appointed or threatened or expected to be appointed.

3.	THE ACCOUNTS

3.1	General
(a)	The Accounts relating to Borders Australia have been prepared in accordance with the Australian Accounting Standards at the time they were prepared.

(b)	The Accounts relating to Borders NZ have been prepared in accordance with the NZ Accounting Standards at the time they were prepared.

(c)	The Accounts relating to Borders Singapore have been prepared in accordance with the Singapore Accounting Standards at the time they were prepared.

(d)	The Accounts give a true and fair view of the state of affairs of the relevant member of the Group at the Accounts Date, and of the results of the relevant member of the Group for the Financial Year ended on the Accounts Date.
3.2	Management Accounts

The Management Accounts have been prepared by Borders Australia, Borders NZ and Borders Singapore:
(a)	in accordance with US GAAP reflecting the accounting standards of the Seller;

(b)	to accurately reflect the books and records; and

(c)	to fairly present the financial performance and position of Borders Australia, Border NZ and Borders Singapore.
4.	BUSINESS SINCE THE ACCOUNTS DATE

4.1	Other than as contemplated under clause 4 of this Agreement, since the Accounts Date:
(a)	the businesses of Borders Australia, Borders NZ and Borders Singapore have been carried on in the ordinary and usual course;

(b)	there has been no material change to any of the payment cycles of the Business (whether at the instigation of any member of the Group, or any third party);

(c)	there has been no material change to any of the provisioning practices of the Group;

(d)	no material adverse change in the financial position of Borders Australia or Borders NZ or Borders Singapore has occurred other than any such material adverse change arising from changes in the economy generally or in the industry in which Borders Australia, Borders NZ and Borders Singapore operate;

(e)	Borders Australia, Borders NZ and Borders Singapore have not declared, paid or made for the Financial Year ended on the Accounts Date, a dividend or other distribution except to the extent provided in the relevant Accounts; and

(f)	Borders Australia, Borders NZ and Borders Singapore have not undergone any capital reorganisation or change in their respective capital structures and Borders Australia, Borders NZ and Borders Singapore have not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things.
5.	INFORMATION

5.1	The Seller has not knowingly or recklessly:
(a)	omitted anything from the information and documents made available as part of the Data Room such as to make any part of that information or document materially false or misleading;

(b)	included anything materially false or misleading in the Data Room, or in the information or documents contained as part of the Data Room; or

(c)	denied access to requested information with the intention of misleading the Purchasers.
5.2	The Data Room has been prepared in good faith.
Part 2: Purchasers’ Warranties
1.1	Each Purchaser has the unfettered right, power and entitlement to enter into and perform this Agreement.

1.2	Each Purchaser has taken all necessary actions to authorise the execution and performance of this Agreement.

1.3	This Agreement is fully valid and contains binding obligations enforceable against the relevant Purchaser in accordance with its terms.

1.4	The execution, delivery and performance by each Purchaser of this Agreement will not:
(a)	result in a material breach of the constitution of that Purchaser; or

(b)	result in a breach of any order, judgment or decree of any court or Government Agency to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of this Agreement.
1.5	No Purchaser has gone into liquidation or passed any resolution for winding up, no petition for winding up has been presented against it, and no receiver, receiver and manager or other controller or external administrator of the undertaking or assets (of any part thereof) of it has been appointed or threatened or expected to be appointed.

SCHEDULE 5
Limitations on Liability
1.1	No reliance on and no Liability for matters outside this Agreement

Each Purchaser acknowledges, represents and warrants, and agrees with the Seller, that:
(a)	except for the Seller’s Warranties, it enters into this Agreement and the transactions contemplated by this Agreement solely as a result of its due diligence, investigations, enquiries, advice and knowledge and relying on its own judgment after such investigation and enquiries;

(b)	irrespective of whether or not the due diligence was as full or exhaustive as a Purchaser would have wished, it has nevertheless independently and without the benefit of any inducement, representations or warranties (other than the Seller’s Warranties and inducements and representations expressly set out in this Agreement) from the Seller determined to enter into this Agreement or any transaction contemplated by this Agreement; and

(c)	each Purchaser understands the risks and uncertainties of the industry in which each of Borders Singapore, Borders Australia and Borders NZ operates and the general economic, regulatory and other risks that impact on or could impact on Borders Singapore, Borders Australia and Borders NZ, their results, operations, financial position and prospects.
1.2	Limitations of Liability

Notwithstanding anything to the contrary contained in this Agreement, the Seller will not be liable for any Seller’s Warranty Claim:
(a)	Purchasers’ own actions: where the Seller’s Warranty Claim arises or increases (and in this case only to the extent of the increase) as a result of or in consequence of any act, omission, transaction or arrangement of or on behalf of a Purchaser after the Completion Date where in either such case such act or transaction was carried out without the consent of the Seller (at its absolute discretion);

(b)	Seller’s own action at a Purchaser’s request: where the Seller’s Warranty Claim arises or increases (and in this case only to the extent of the increase) as a result of any act, omission, transaction or arrangement of or on behalf of the Seller or its Related Parties where a Purchaser has requested or consented to that act or omission;

(c)	notice and access: unless a Purchaser has:
(i)	given the Seller notice in writing, as soon as reasonably practicable after the Purchaser becomes so aware, of each fact or circumstance which gives or may give rise to the Seller’s Warranty Claim; and

(ii)	given the Seller reasonable access to all relevant business records together with all other records, correspondence and information as the Seller may reasonably request (but only to the extent that that information relates to the Seller’s Warranty Claim);
(d)	time limits: unless a Purchaser has given written notice to the Seller setting out specific details of the Seller’s Warranty Claim, including the Purchaser’s calculations of the Loss suffered, within 12 months after the Completion Date, and within 6 months of the Seller receiving that notice, the Seller’s Warranty Claim has been:

(i)	admitted and satisfied by the Seller; or

(ii)	settled between the Seller and relevant Purchaser; or

(iii)	referred to a Court of competent jurisdiction by a Purchaser, instituting and serving legal proceedings against the Seller in relation to the Seller’s Warranty Claim; and
(e)	no consequential Loss: (whether by way of damages or otherwise) for any indirect or consequential or economic Loss or loss of profit, however arising.
1.3	Seller’s Warranty Claim thresholds

A Purchaser may not make a Seller’s Warranty Claim unless:
(a)	the resultant loss to the Purchaser is more than $500,000; or

(b)	the total of all Seller’s Warranty Claims able to be made or that have been made is greater than $1,500,000 in which event the Purchaser may claim the whole amount and not just the excess.
1.4	Maximum Liability for Seller’s Warranty Claims

The Seller’s total Liability for loss or damage of any kind howsoever caused, in contract, tort (including negligence), under any statute or otherwise from, under or relating in any way to or in connection with this Agreement or the subject matter of the transactions contemplated by it, is limited in aggregate to $67,000,000.

1.5	Reimbursement for amounts recovered

Each Purchaser will reimburse the Seller for amounts paid by the Seller to that Purchaser in respect of any Seller’s Warranty Claim to the extent to which the same is recovered by the Purchaser from any third party, including but not limited to suppliers, manufacturers, insurers or debt collection agencies.

1.6	Third party Claims

If a Purchaser becomes aware of any fact, matter or circumstance that may give rise to a Seller’s Warranty Claim or other Claim against the Seller under or in relation to or arising out of this Agreement, as a result of or in connection with a Claim by or Liability to a third party then:
(a)	that Purchaser must as soon as reasonably practicable give notice of the Claim to the Seller which must contain reasonable details of the Claim, including an estimate of the amount of the Loss, if any (or the reasons why an estimate is not appropriate in the circumstances), arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim;

(b)	subject to the Seller indemnifying the relevant Purchaser to its reasonable satisfaction from and against any and all Losses, (including additional Tax) which may therefore be sustained or incurred that Purchaser must either:
(i)	take such reasonable action (including legal proceedings or making Claims under any insurance policies) as the Seller may require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Claim; or

(ii)	offer the Seller the option to assume defence of the Claim except any Claims under which relief other than monetary damages is sought (such exception including Claims relating to criminal liability or injunctive relief); and
(c)	a Purchaser must not settle, make any adjustment of liability or compromise any Claim, or any matter which gives or may give rise to a Claim, without the prior consent of the Seller (at its absolute discretion).
The Seller must as soon as reasonably practicable notify the relevant Purchaser following receipt by the Seller of a notice under 1.6(a) indicating whether the Seller will exercise the option in clause 1.6(b)(ii).
If the Seller exercises the option in clause 1.6(b)(ii), then:
(a)	subject to the Seller indemnifying the relevant Purchaser in the manner set out in clause 1.6(b), each Purchaser agrees to co-operate with the Seller and do all things reasonably requested by the Seller in respect of the Claim;

(b)	the Seller agrees, at its own expense, to defend the Claim; and

(c)	subject to clause 1.6(d) the Seller may settle or compromise the Claim with or without the consent of the relevant Purchaser; and
the Seller agrees to consult with the Purchaser in relation to the conduct of the Claim and not take or persist in any course of action that might reasonably be regarded as materially harmful to the goodwill or operation of the Business.

SCHEDULE 6
Limitations on liability under Tax Indemnity
1.	The Seller shall not be liable under the indemnity contained in clause 12.1 of this Agreement for any Tax Liability or Claim relating to Tax to the extent that:
(a)	such liability is fully provided for in the Completion Accounts; or

(b)	such liability was discharged (whether by payment or by the use or set-off of any Relief) on or before Completion; or

(c)	such liability arises or is increased or that any provision or reserve which has been made in the Accounts is insufficient by reason only of:
(i)	any increase in rates of Tax or variation in the method of applying or calculating the rate of Tax; or

(ii)	any change made or announced in law (including the enactment after the Completion Date of any legislation relating to Tax and the imposition after the Completion Date of any new Tax); or

(iii)	any change in the published practice or procedure of the relevant Tax Authority, in all cases being an increase or change first announced after the Completion Date, whether or not that change purports to be effective retrospectively in whole or in part; or
(d)	such liability would not have arisen but for a change of accounting policy or practice after the Completion Date (except where such change is necessary so as to ensure compliance with generally accepted accounting principles) or in the length of any accounting period of any Purchaser Associate after the Completion Date; or

(e)	such liability arises or is increased as a result of any failure by the Purchaser to comply with any of its obligations under this Agreement including for the avoidance of doubt the Purchasers’ obligations to procure that a Group Company carries out any act or does any thing; or

(f)	such liability arises as a result of the sale of an asset or as a result of any other event (including the expiry of a time period) that causes the crystallisation of a chargeable or other capital gain by any Purchaser Associate, at any time after Completion; or

(g)	any Relief (other than a Purchasers’ Relief) is available, or is for no consideration made available by any Seller Associate, to a Group Company to set against, reduce or eliminate the Tax Liability (and any Relief that is so available in relation to more than one Tax Liability to which this Agreement applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Seller’s total liability hereunder); or

(h)	such liability has been satisfied at no expense to the Purchasers; or

(i)	such liability would not have arisen or would have been reduced or eliminated but for a failure or omission by a Group Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making giving or doing of which was taken into account or assumed in computing the provision for Tax (including the provision for deferred Tax) in the Accounts; or

(j)	such liability would not have arisen but for a cessation, or any change in the nature or conduct, of any trade or business carried on by a Group Company at Completion, being a cessation or change occurring on or after Completion or the payment of any unusual or abnormal dividend by a Group Company after Completion; or

(k)	any income, profits or gains to which such liability is attributable were earned or received by a Group Company or accrued to a Group Company but were not reflected in the Completion Accounts or to the extent that the liability arises because the assets of a Group Company are greater than, or the liabilities are less than, those taken into account in computing the provision or reserve for Tax in the Completion Accounts provided that this paragraph (k) does not apply to an adjustment in income, profits or gains arising from Tax losses or Tax deductions not being available for any period up to and including Completion.
2.	Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be liable under the indemnity contained in clause 12.1 of this Agreement for any Tax Liability or any Claim relating to Tax unless a Purchaser has given written notice to the Seller setting out specific details of the Tax Liability within 6 years after the Completion Date.

3.	The Seller’s total liability for any Tax Liability or Claim relating to Tax is limited in aggregate to $7,500,000.

SCHEDULE 7
Insurance
1.	RISK ALLOCATION

Subject to Completion occurring, the risk of loss or damage to the assets of Borders Australia, Borders NZ or Borders Singapore remains with the Seller prior to the Completion Date.

2.	INSURANCE CLAIMS

The Seller shall ensure, or shall procure, that any event or circumstance which gives rise to an insurance claim under any policy of insurance taken out by the Seller but which provides cover for Borders Australia, Borders NZ or Borders Singapore or any of their assets and which occurs at any time prior to and including the Completion Date (but which is not provided for in the Completion Balance Sheet), is the subject of a claim prior to the Completion Date (or as soon as practicable thereafter) and is otherwise dealt with in a timely manner and the Seller, subject to Completion occurring, shall account to Borders Australia, Borders NZ or Borders Singapore (as appropriate) in full for the proceeds of any claim which should properly be received by Borders Australia, Borders NZ or Borders Singapore (as appropriate) as soon as reasonably practicable after receipt less any reasonable costs of recovery of the same.

SCHEDULE 8
Properties
Part 1: Australian Borders Stores
Contents

Borders Stores
Victoria
1	Jam Factory
2	Chadstone Shopping Centre
3	Knox City Shopping Centre
4	Carlton (Lygon Street)
5	Melbourne Central
6	Highpoint Shopping Centre
7	Camberwell (Camberwell Junction)
New South Wales
8	Macquarie Centre (including regional office)
9	Westfield Hornsby
10	Skygarden (Sydney CBD)
11	Westfield Shoppingtown Bondi Junction
12	Macarthur Square Shopping Centre
13	Westfield Tuggerah
14	Westfield Parramatta
15	Chatswood
16	Kotara
17	Rouse Hill
Queensland
18	Bribane(CBD)
19	Westfield Chermside
20	Westfield Garden City
South Australia
21	Rundle Mall
Western Australia
22	Perth (CBD)
Australian Capital Territory
23	Canberra Centre

Other properties
Victoria
24	Head office, Chadstone
25	Distribution centre, Sunshine
26	Returns centre, Sunshine
Part 2: New Zealand Borders Stores
Contents

Borders Stores
New Zealand
27	Auckland (including regional office)
28	Westfield Riccarton

27	Capital On the Quay
30	Sylvia Park Shopping Centre
31	Albany
Part 3: Singapore Borders Stores
Contents

Borders Stores
Singapore
32	Orchard Road
33	Parkway Parade

SCHEDULE 9
Completion Accounts Principles
Part A — Completion Accounts Principles
1	The Completion Accounts will be prepared in accordance with, in order of precedence:
(a)	the specific principles and policies set out in Part B;

(b)	where an item is not covered by the specific principles and policies set out in Part B, the specific accounting principles and policies used by the Group to prepare the Management Accounts, and incorporating the methodology outlined in sub paragraph 2 of Part A of this Schedule 9; and

(c)	to the extent that an item is not covered by the accounting principles and policies referred to in paragraphs 1(a) or 1(b) above and where not inconsistent with paragraph 1(a) or 1(b) above, in accordance with United States generally accepted accounting principles (US GAAP).
2	The Completion Balance Sheet will be presented in the same format as that set out in Part C of this Schedule 9 and will be calculated by:
(a)	aggregating the balance sheets of Borders Australia, Borders NZ and Borders Singapore (prepared on the same basis as the balance sheets contained in the Management Accounts) on a line-by-line basis at the Completion Date; and

(b)	adjusting such aggregated balance sheet for the adjustments listed in Part B of this Schedule 9.
Part B — Completion adjustments
The following adjustments will be applied in the preparation of the Completion Balance Sheet:
1	with the exception of GST balances, all tax balances included in the Completion Accounts will prepared as following:
(a)	all accrued taxes that are not payable by Borders Australia, Borders NZ or Borders Singapore as at Completion will be adjusted in the Completion Accounts such that they have a zero balance. For the avoidance of doubt, such balances include “Accrued Federal Income Tax “ and “Accrued Foreign Income Tax”; and

(b)	a provision for tax will be included in the Completion Accounts for accrued Australian, New Zealand and Singapore company tax payable by Borders Australia, Borders NZ and Borders Singapore in respect of the period up to and including Completion, but only to the extent these are not paid as at Completion. For the avoidance of doubt the provision for tax will be included in the Completion Accounts as a negative liability to the extent that the amount of tax paid as at Completion is greater than the tax payable as at Completion.
2	any amounts which become payable by any member of the Group in respect of any Lease (including under an Intra-Group Guarantee) as a result of the entry by the Seller into this Agreement and/or any Transaction Document or the performance by the Seller of its obligations under this Agreement or any Transaction Document will be excluded from the

Completion Balance Sheet, the terms of which Lease or Intra-Group Guarantee (together with all relevant correspondence with landlords under any of the Lease or Intra-Group Guarantee) have been fairly disclosed in the Data Room;
3	the balance sheet items of Borders NZ in the Completion Balance Sheet will be translated into Australian dollars applying a currency rate of 0.91 AUD to 1.00 NZD;

4	the balance sheet items of Borders Singapore in the Completion Balance Sheet will be translated into Australian dollars applying a currency rate of 0.80 AUD to 1.00 SGD;

5	cash and cash equivalents will form part of the Completion Balance Sheet (for the avoidance of doubt, any outstanding cheque amounts will be deducted from the cash and cash equivalent amounts but till floats will not be deducted cash and cash equivalents);

6	the amount of net property and equipment (cost less accumulated depreciation) will be excluded from the Completion Balance Sheet.

7	deferred income tax assets and liabilities as per the Management Accounts will be excluded from the Completion Balance Sheet;

8	Intra-Group Indebtedness will be excluded from the Completion Balance Sheet;

9	Intra-Group Trading Indebtedness will be included in the Completion Balance Sheet at an amount of $4,200,000 and all other Intra-Group Trading Indebtedness (if any) will be disregarded for the purpose of the Completion Balance Sheet;

10	interest bearing debt of A$0 (zero) will be included in the Completion Balance Sheet;

11	Taxes payable in the Completion Balance Sheet will:
(a)	include the items in the Management Accounts balance sheet “Accrued Federal Income Tax “ and “Accrued Foreign Income Tax” (which represent US tax balances allocated to the Group by the Seller which must be nil at Completion); and

(b)	include an amount for Tax payable by Borders Australia, Borders NZ and Borders Singapore but only to the extent these are not paid as at Completion.
12	The following adjustment will be made to the Completion Balance Sheet, to eliminate franchisee working capital balances:
(a)	Merchandise inventories will exclude:
(i)	MLY inventory in the distribution centre (FTC) at Completion, identified in ledger accounts 1400 and by location code #7140, evidenced by a screenshot taken from the Lawson general ledger;

(ii)	MLY inventory in the distribution centre (RC) at Completion, identified in ledger account 1440 and by location code #7140, evidenced by a screenshot taken from the Lawson general ledger; and

(iii)	The sum of ledger accounts, 1455_0 “Wholesale Inventory Clearing”, 1456_0 “Wholesale Returns Clearing”, 1457_0 “Wholesale EDI Clearing” and 1458_0 “Wholesale Dropship

Clearing” in the balance sheet of Borders Singapore as at Completion;
(b)	Accounts Receivable will exclude “1210_0 A/R Franchise” in the balance sheet of Borders Singapore as at Completion;

(c)	Trade Payables will exclude an amount equal to:
(i)	The monthly average of ledge account 5520_0 “Wholesale C/O/S” in the monthly profit and loss of Borders Singapore over the last 12 months to the Completion Date;

(ii)	multiplied by 91.6 days divided by 365 days
(d)	Accrued Liabilities will exclude accruals for MLY stock returns as at Completion, as identified in ledger account 3880 and franchise location code #80101, evidenced by a screenshot taken from the Lawson general ledger;
13	straight line rent liabilities comprising the Management Accounts balance sheet items “Long Term Straight Line Rent Liability” and “Long Term Straight Line Rent Landlord Allowance” will be excluded from the Completion Balance Sheet;

14	For the avoidance of doubt, where applicable, trade payables, expenses and payables and accrued liabilities will exclude any outstanding cheque amounts (being any amounts relating to cheques issued by the Seller and not yet presented as at Completion) to the extent they have been deducted from the cash and cash equivalent amounts under paragraph 3 of Part B above; and

15	all bonus or other incentive entitlements to employees of the Group, to the extent not paid by the Seller or the Group prior to or at Completion, must be fully accrued for in the Completion Balance Sheet. This specifically includes, but is not restricted to the following:
(a)	all bonus or other incentive payments payable based on actual performance of the Group against plan for the period up until the Completion Date notwithstanding whether the Seller enters into this Agreement or Completion should be accrued for in the Completion Balance Sheet on a pro rated time basis (for the purpose of determining the amount payable under the management short term incentive plan, “Threshold” will be equal to 95% of plan, “Target” will be equal to plan and “Max” will be equal to 135% of plan); and

(b)	all retention or other termination bonus or incentive payments payable as a result of the Seller entering into this Agreement or Completion should be 100% accrued in the Completion Balance Sheet to the extent not paid by the Seller or the Group prior to or at Completion.
For the avoidance of doubt, the Seller is not liable for any bonus or other incentive payments to employees of the Group to the extent accrued in the Completion Balance Sheet.
Part C — Completion Balance Sheet
The Completion Balance Sheet will be prepared as at the Completion Date incorporating the adjustments set out in part B of this Schedule 9 and with reference to the example Completion Balance Sheet in document 12.01.10 in the Data Room.

Completion Balance Sheet
Aggregated as at Completion Date

	Local currency			Australian currency
	Borders	Borders	Borders	Borders	Borders	Borders		Completion
	Australia	NZ	Singapore	Australia	NZ	Singapore	Total	adjustments	Notes		Total
Column reference	A	B	C	D	E	F	G	H			I
Exchange rate (AUD/local currency)				1.00	0.91	0.80
Currency	A$’000	NZ$’000	S$’000	A$’000	A$’000	A$’000	A$’000	A$’000			A$’000

ASSETS
Cash & Cash Equivalents, excluding store funds	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]		5
Store Funds	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]		5
Outstanding Cheque Amounts	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]		5

Cash & Cash Equivalents less outstanding cheque amounts	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	5		[ ]
Merchandise Inventories	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	12	(a)	[ ]
Accounts Receivable, excluding GST Receivable	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	12	(b)	[ ]
GST Receivable	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]
Other Current Assets	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

Current Assets	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

Net property and equipment	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	6		[ ]
Deferred income tax asset	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	7		[ ]

Non-Current Assets	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

Total Assets	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

LIABILITIES
Intra-group Indebtedness	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	8		[ ]
Intra-group Trading Indebtedness		—	—	[ ]	[ ]	[ ]	[ ]	[ ]	9		[ ]
Short Term Debt	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	10		[ ]
Trade Payables	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	12	(c)	[ ]
Expenses and Other Payables	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]
Accrued Liabilities, excluding Gift Certificates	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	12	(d)	[ ]
Gift Certificates	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]
Accrued bonuses	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	15
GST Payable	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]
Deferred income tax liability	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	7		[ ]

Current Liabilities	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

Other Long Term Liabilities	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	13		[ ]
Accrued federal taxes	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	11	(a)	[ ]
Taxes Payable	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	11	(b)	[ ]

Non-Current Liabilities	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

Total liabilities	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

Net Assets	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]				[ ]

Part D — Completion Net Asset Amount
1	The Completion Net Asset Amount will be the amount equal to the total adjusted assets less total adjusted liabilities as set out in column E of the Completion Balance Sheet in Part C of this Schedule 9 prepared in accordance with the principles and policies of this Schedule 9.

Signed for and on behalf of
Borders Group, Inc.
by its duly authorised representative
in the presence of:

/s/ Thomas D. Carney	/s/ Edward W. Wilhelm

Signature of witness	Signature of authorised representative

Thomas D. Carney	Edward W. Wilhelm

Name of witness (please print)	Name of authorised representative
(please print)
Signed by
A&R Whitcoulls Group Holdings Pty Limited
ACN 108 801 127
by two directors:

/s/ Simon Pillar	/s/ Nicolas Laurent

Signature of director	Signature of director

Simon Pillar	Nicolas Laurent

Name of director (please print)	Name of director (please print)

1

Signed for and on behalf of Spine Newco Pty
Limited ACN 127 667 314 by its Attorney under a
Power of Attorney dated 4 June 2008, and the
Attorney declares that the Attorney has not
received any notice of the revocation of such
Power of Attorney, in the presence of:
/s/ Simon Pillar Signature of Attorney

/s/ Niroshan Anandacoomarasamy	Simon Pillar
Signature of Witness	Name of Attorney in full

Niroshan Anandacoomarasamy
Name of Witness in full

Signed for and on behalf of Spine Newco (NZ)
Limited Company No. 2010994 by its Attorney under
a Power of Attorney dated 4 June 2008, and the
Attorney declares that the Attorney has not
received any notice of the revocation of such
Power of Attorney, in the presence of:
/s/ Simon Pillar Signature of Attorney

/s/ Niroshan Anandacoomarasamy	Simon Pillar
Signature of Witness	Name of Attorney in full

Niroshan Anandacoomarasamy
Name of Witness in full

2

ANNEXURE 1
Data Room Index

3